Exhibit 99.2

AvalonBay Communities, Inc.

For Immediate News Release
October 21, 2004

AVALONBAY ANNOUNCES THIRD QUARTER 2004 RESULTS;
RAISES FINANCIAL OUTLOOK

(Alexandria, VA) AvalonBay Communities, Inc. (NYSE/PCX: AVB) reported today that Net Income Available to Common Stockholders for the quarter ended September 30, 2004 was $43,191,000, resulting in Earnings per Share — diluted (“EPS”) of $0.60, compared to $0.79 for the comparable period of 2003, a per share decrease of 24.1%. For the nine months ended September 30, 2004, EPS was $1.39 compared to $2.35 for the comparable period of 2003, a per share decrease of 40.9%. These decreases are primarily attributable to reduced disposition activity from the historically high levels experienced in 2003. However, the Company’s reported EPS for the quarter is higher than the estimate of $0.43 provided in July 2004 due to higher than anticipated gains on asset sales.

Funds from Operations attributable to common stockholders — diluted (“FFO”) for the quarter ended September 30, 2004 was $63,601,000, or $0.86 per share compared to $56,159,000, or $0.80 per share for the comparable period of 2003, a per share increase of 7.5%. FFO per share for the nine months ended September 30, 2004 increased by 0.8% to $2.48 from $2.46 for the comparable period in 2003. The Company’s reported FFO per share for the quarter is higher than the estimate of $0.80 to $0.84 provided in July 2004 due to better than expected community operating results, the gain recognized on the sale of a land parcel previously held for development, and lower than expected interest expense.

Operating Results for the Quarter Ended September 30, 2004 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $10,859,000, or 6.9% to $168,261,000. For Established Communities, rental revenue increased 0.5%, due to an increase in Economic Occupancy of 2.2%, partially offset by a decline in rental rates of 1.7% between periods. Total revenue for Established Communities increased $532,000 to $110,616,000, and operating expenses increased $102,000, or 0.3%, to $36,652,000. Accordingly, Net Operating Income (“NOI”) for Established Communities increased by $430,000 or 0.6%, to $73,964,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the third quarter of 2003 to the third quarter of 2004:

3Q 04 Compared to 3Q 03
	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI*
Northeast	0.9%	0.9%	0.8%	40.6%
Mid-Atlantic	1.8%	0.4%	2.4%	17.8%
Midwest	4.8%	(5.6%)	13.9%	2.3%
Pacific NW	1.5%	(2.4%)	4.2%	4.5%
No. California	(1.9%)	(0.2%)	(2.6%)	23.8%
So. California	2.6%	3.1%	2.3%	11.0%

Total	0.5%	0.3%	0.6%	100.0%

* Total represents each region’s % of total NOI from the Company, including discontinued operations.

Sequential Operating Results for the Quarter Ended September 30, 2004 Compared to the Quarter Ended June 30, 2004

The following table reflects the sequential percentage changes in rental revenue, operating expenses and NOI for Established Communities from the second quarter to the third quarter of 2004:

3Q 04 Compared to 2Q 04
	Rental	Operating
	Revenue	Expenses	NOI
Northeast	0.5%	10.9%	(4.4%)
Mid-Atlantic	0.1%	0.3%	0.0%
Midwest	2.0%	1.9%	2.0%
Pacific NW	1.6%	2.1%	1.3%
No. California	0.1%	4.3%	(1.8%)
So. California	2.0%	6.7%	0.0%

Total	0.6%	6.2%	(1.9%)

Due to trends in turnover, operating expenses are generally high during the third quarter of each year. The sequential increase in operating expenses, and the

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

resulting sequential decrease in NOI for Established Communities, reflects this seasonal trend, as well as the impact of a successful property tax appeal recognized in the operating results for the Northeast portfolio in the second quarter of 2004.

Operating Results for the Nine Months Ended September 30, 2004 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $15,496,000, or 3.3% to $491,459,000. For Established Communities, rental revenue decreased 1.0%, comprised of a rental rate decline of 2.3%, partially offset by an increase in Economic Occupancy of 1.3%. Total revenue for Established Communities decreased $3,155,000 to $329,307,000 and operating expenses increased $1,205,000, or 1.1%, to $106,282,000. Accordingly, NOI for Established Communities decreased by $4,360,000 or 1.9%, to $223,025,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the nine months ended September 30, 2004 compared to the nine months ended September 30, 2003:

YTD 2004 Compared to YTD 2003
	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI*
Northeast	(0.8%)	1.2%	(1.7%)	39.8%
Mid-Atlantic	2.6%	2.0%	2.8%	17.4%
Midwest	2.1%	(5.6%)	8.5%	2.2%
Pacific NW	0.9%	(0.7%)	1.9%	4.8%
No. California	(4.0%)	1.9%	(6.4%)	24.6%
So. California	1.5%	1.6%	1.4%	11.2%

Total	(1.0%)	1.1%	(1.9%)	100.0%

* Total represents each region’s % of total NOI from the Company, including discontinued operations.

Established Communities Operating Statistics

As a result of continued improving occupancy, Established Community rental revenue for the third quarter of 2004 increased on a year-over-year basis, despite lower rental rates resulting from the continued impact of concessions. This increase represents the first year-over-year increase that the Company has experienced in its Established Community portfolio since 2001. In addition, the Company continued its trend of sequential increases in rental revenue from Established Communities with an increase from the second quarter of 2004 to the third quarter of 2004.

Market Rents, as determined by the Company, averaged approximately $1,472 per home for the Established Community portfolio as a whole in the third quarter of 2004, increasing 1.1% as compared to average Market Rents for the third quarter of 2003 and increasing 1.3% over average Market Rents for the second quarter of 2004.

Economic Occupancy was 96.1% during the third quarter of 2004, increasing 2.2% as compared to the third quarter of 2003 and increasing 1.0% as compared to the second quarter of 2004.

Cash concessions are recognized on an accrual basis in accordance with Generally Accepted Accounting Principles (“GAAP”) and are amortized over the approximate lease term, which is generally one year. For the third quarter of 2004, rental revenue with concessions on a cash basis increased 0.8% as compared to the third quarter of 2003 (versus an increase of 0.5% on a GAAP basis) and increased 0.1% as compared to the second quarter of 2004 (versus an increase of 0.6% on a GAAP basis).

Concessions granted per move-in for Established Communities averaged $912 during the third quarter of 2004, an increase of 6.7% from $855 in the third quarter of 2003 and a decrease of 17.8% from $1,109 in the second quarter of 2004.

Acquisition and Disposition Activity

During the third quarter of 2004, the Company acquired two communities, Briarcliffe Lakeside Apartments, located in Chicago, IL and Essex Place, located in the greater Boston metropolitan area. Briarcliffe Lakeside is a garden-style community containing 204 apartment homes and was acquired for an acquisition price of $14,200,000, which includes the assumption of $8,155,000 of fixed rate mortgage debt. Essex Place is a garden-style community containing 286 apartment homes and was acquired for an acquisition price of $23,301,000. Essex Place was acquired subject to a pre-existing purchase option entered into by the Company in 1998 at the same time as the acquisition, from the same seller, of an adjacent land parcel on which a community was subsequently developed and is still owned by the Company.

The Company sold one community, Avalon at Fox Mill, located in the greater Washington, DC metropolitan area, during the third quarter of 2004. This community, which contained 165 apartment homes, was sold for a sales price of $38,500,000. The sale of this community resulted in a gain as reported in accordance with GAAP of $21,624,000 and an Economic Gain of $18,720,000. The Initial Year Market Cap Rate related to this community was 4.6%. In addition, the Company sold a land parcel in Washington, DC, as well as certain transferable development rights acquired with an adjacent parcel of land on which a current operating community was developed, for a gross sales price of $9,927,000. The sale of the land parcel and transferable development rights resulted in an aggregate GAAP gain of $1,138,000.

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

Development Activity

The Company completed one development community during the third quarter of 2004. Avalon at Grosvenor Station, located in the greater Washington, DC area, is a garden-style community containing 497 apartment homes and was completed for a Total Capital Cost of $79,000,000.

In addition, during the third quarter of 2004, the Company commenced redevelopment on Avalon Towers located in Long Island, NY. This community, acquired by the Company in 1995, contains 109 apartment homes and, if redeveloped as expected, will be completed for a Total Capital Cost of $21,500,000 (of which $17,300,000 was incurred prior to redevelopment).

Financing, Liquidity and Balance Sheet Statistics

As of September 30, 2004, the Company had $200,000,000 outstanding under its $500,000,000 unsecured credit facility. Leverage, calculated as total debt as a percentage of Total Market Capitalization, was 36.2% at September 30, 2004. Unencumbered NOI for the nine months ended September 30, 2004 was approximately 81% and Interest Coverage for the third quarter of 2004 was 2.8 times.

Outlook

Market fundamentals continue to improve in many of the Company’s markets, as Established Communities’ Economic Occupancy remains above 95%, availability remains low, and cash concessions per move-in have declined. However, the Company is entering a season of slower leasing activity. Accordingly, the Company expects community operating performance to remain at current levels for the remainder of 2004.

In addition, on October 15, 2004, the Company received payment in full of an outstanding mortgage loan due from the partnership that owns Avalon Arbor, a 302 apartment home community in Shrewsbury, MA. The mortgage loan was repaid prior to its scheduled maturity, and therefore an early prepayment premium, net of related legal costs, of approximately $1,240,000, was received and will be reflected in net income and FFO during the fourth quarter of 2004.

As a result of higher than expected disposition gains, the receipt of the prepayment premium described above and better than previously expected operating performance, the Company has increased its range for projected EPS and Projected FFO per share for both the fourth quarter and full year 2004.

The Company expects EPS in the range of $0.67 to $0.70 for the fourth quarter of 2004, resulting in EPS of $2.06 to $2.09 for the full year 2004.

The Company expects Projected FFO per share in the range of $0.85 to $0.88 for the fourth quarter of 2004 and $3.33 to $3.36 for the full year 2004.

Other Matters

The Company will hold a conference call on October 22, 2004 at 1 PM EDT to review and answer appropriate questions about these results and projections, the earnings release attachments described below and related matters. The domestic number to call to participate is 1-877-510-2397. The international number to call to participate is 1-706-634-5877. The domestic number to hear a replay of this call is 1-800-642-1687 and the international number to hear a replay of this call is 1-706-645-9291 — Access Code: 9815826.

A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website and through e-mail distribution. The full earnings release including the Attachments is available at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please register through the Investor Relations section of the website at http://www.avalonbay.com/Template.cfm?Section=Subscribe. Some items referenced in the earnings release may require the Adobe Acrobat 6.0 Reader. If you do not have the Adobe Acrobat 6.0 Reader, you may download it at the following website address: http://www.adobe.com/products/acrobat/readstep.html.

Definitions and Reconciliations

The following non-GAAP financial measures and other terms, as used in the text of this earnings release, are defined and further explained on Attachment 13, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms”:

•	FFO
•	Projected FFO
•	Established Communities
•	NOI
•	Market Rents
•	Economic Occupancy
•	Rental revenue (with concessions on a cash basis)
•	Economic Gain
•	Initial Year Market Cap Rate
•	Total Capital Cost
•	Leverage
•	Total Market Capitalization
•	Unencumbered NOI
•	Interest Coverage

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

About AvalonBay Communities, Inc.

As of September 30, 2004, AvalonBay owned or held an ownership interest in 148 apartment communities containing 43,001 apartment homes in ten states and the District of Columbia, of which thirteen communities were under construction and two communities were under reconstruction. AvalonBay is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information on AvalonBay may be found on AvalonBay’s website at http://www.avalonbay.com. For additional information, please contact Bryce Blair, Chairman, Chief Executive Officer and President, at (703) 317-4652 or Thomas J. Sargeant, Chief Financial Officer, at (703) 317-4635.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, including possible changes in demand for apartment homes, the effects of economic conditions (including changes in interest and employment rates), the impact of competition and competitive pricing, delays in completing developments and lease-ups on schedule, changes in construction costs, the results of financing efforts, the timing and closing of planned dispositions and acquisitions under agreement, the effects of the Company’s accounting policies and other matters detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements.”

The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the fourth quarter or the full year 2004. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

THIRD QUARTER 2004
Supplemental Operating and Financial Data

Avalon at Grosvenor Station is a 497 garden-style apartment home community conveniently located in North Bethesda, Maryland adjacent to the Grosvenor -Strathmore Metro Station. The community is located on Rockville Pike (Route 355), a major north-south artery from
Washington, DC, near Interstate 270 and within a half mile to the Beltway. The area is home to a wide variety of retail and entertainment options.

Apartment home features include crown molding, walk-in closets and full size washers and dryers. Apartment homes may also include ceiling fans and private patios or balconies.
Residents of Avalon at Grosvenor Station enjoy many community amenities including a fully equipped fitness center, an outdoor swimming pool, a telecommuting center, resident lounge and hiker/biker trails.

Avalon at Grosvenor Station was completed for a Total Capital Cost of $79.0 million.

THIRD QUARTER 2004

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Selected Operating and Other Information	Attachment 1
Detailed Operating Information	Attachment 2
Condensed Consolidated Balance Sheets	Attachment 3

Sub-Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 4
Sequential Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 5
Year-to-Date Revenue and Occupancy Changes (Established Communities)	Attachment 6

Development, Redevelopment, Acquisition and Disposition Profile
Summary of Development and Redevelopment Activity	Attachment 7
Development Communities	Attachment 8
Redevelopment Communities	Attachment 9
Summary of Development and Redevelopment Community Activity	Attachment 10
Future Development	Attachment 11
Summary of Disposition Activity	Attachment 12

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 13

The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the attachments referred to above are forward-looking statements. These forward-looking statements involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company’s development, redevelopment, construction, and lease-up activities, which could impact the forward-looking statements made, include: development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

Attachment 1

AvalonBay Communities, Inc.
Selected Operating and Other Information
September 30, 2004
(Dollars in thousands except per share data)
(unaudited)

SELECTED OPERATING INFORMATION

	Q3	Q3		YTD	YTD
	2004	2003	% Change	2004	2003	% Change
Net income available to common stockholders	$43,191	$55,212	(21.8%)	$99,151	$162,673	(39.0%)
Per common share — basic	$0.60	$0.80	(25.0%)	$1.39	$2.40	(42.1%)
Per common share — diluted	$0.60	$0.79	(24.1%)	$1.39	$2.35	(40.9%)
Funds from Operations	$63,601	$56,159	13.3%	$181,430	$170,868	6.2%
Per common share — diluted	$0.86	$0.80	7.5%	$2.48	$2.46	0.8%
Dividends declared — common	$50,488	$49,487	2.0%	$150,831	$143,934	4.8%
Per common share	$0.70	$0.70	—	$2.10	$2.10	—
Common shares outstanding	72,125,003	70,695,270	2.0%	72,125,003	70,695,270	2.0%
Outstanding operating partnership units	560,513	784,726	(28.6%)	560,513	784,726	(28.6%)

Total outstanding shares and units	72,685,516	71,479,996	1.7%	72,685,516	71,479,996	1.7%

Average shares outstanding — basic	71,784,059	68,779,429	4.4%	71,372,239	67,880,019	5.1%
Average operating partnership units outstanding	570,076	899,870	(36.6%)	586,532	947,790	(38.1%)
Effect of dilutive securities	1,229,589	852,621	44.2%	1,115,337	696,419	60.2%

Average shares outstanding — diluted	73,583,724	70,531,920	4.3%	73,074,108	69,524,228	5.1%

DEBT COMPOSITION AND MATURITIES

		% of Total	Average
		Market	Interest	Remaining
Debt Composition	Amount	Cap	Rate (1)	Maturities (2)
Conventional Debt				2004	$1,943
Long-term, fixed rate	$1,918,573	27.4%		2005	$192,378
Long-term, variable rate	42,404	0.6%		2006	$156,720
Variable rate credit facility				2007	$267,176
and short term note	236,199	3.4%		2008	$219,513

Subtotal, Conventional	2,197,176	31.4%	6.2%

Tax-Exempt Debt
Long-term, fixed rate	199,321	2.8%
Long-term, variable rate	138,768	2.0%
Subtotal, Tax-Exempt	338,089	4.8%	5.0%

Total Debt	$2,535,265	36.2%	6.1%

(1)	Includes credit enhancement fees, facility fees, trustees’ fees, etc.
(2)	Excludes amounts under the $500,000 variable rate credit facility that, after all extensions, matures in 2008.

CAPITALIZED COSTS

			Non-Rev
	Cap	Cap	Capex
	Interest	Overhead	per Home
Q304	$5,257	$4,051	$90
Q204	$5,010	$3,792	$114
Q104	$5,068	$3,821	$46
Q403	$5,838	$4,010	$81

COMMUNITY INFORMATION

		Apartment
	Communities	Homes
Current Communities	135	39,349
Development Communities	13	3,652
Development Rights	44	11,515

Attachment 2

AvalonBay Communities, Inc.
Detailed Operating Information
September 30, 2004
(Dollars in thousands except per share data)
(unaudited)

	Q3	Q3		YTD	YTD
	2004 (1)	2003	% Change	2004 (1)	2003	% Change
Revenue:
Rental and other income	$167,416	$150,948	10.9%	$486,578	$446,576	9.0%
Management, development and other fees	157	234	(32.9%)	463	744	(37.8%)

Total	167,573	151,182	10.8%	487,041	447,320	8.9%

Operating expenses:
Direct property operating expenses, excluding property taxes	41,494	38,436	8.0%	118,171	107,901	9.5%
Property taxes	15,962	14,252	12.0%	46,734	42,256	10.6%
Property management and other indirect operating expenses	8,076	7,577	6.6%	25,480	22,630	12.6%

Total	65,532	60,265	8.7%	190,385	172,787	10.2%

Interest income	42	852	(95.1%)	99	2,634	(96.2%)
Interest expense	(33,240)	(33,272)	(0.1%)	(98,006)	(101,313)	(3.3%)
General and administrative expense	(3,729)	(3,382)	10.3%	(11,771)	(10,636)	10.7%
Joint venture income, minority interest and venture partner interest in profit-sharing (2)	(510)	23,266	(102.2%)	(999)	23,170	(104.3%)
Depreciation expense	(42,451)	(37,325)	13.7%	(121,886)	(110,906)	9.9%

Income from continuing operations before cumulative effect of change in accounting principle	22,153	41,056	(46.0%)	64,093	77,482	(17.3%)
Discontinued operations: (3)
Income from discontinued operations	451	2,756	(83.6%)	1,899	11,602	(83.6%)
Gain on sale of real estate assets (4)	22,762	13,575	67.7%	35,137	82,158	(57.2%)

Total discontinued operations	23,213	16,331	42.1%	37,036	93,760	(60.5%)

Income before cumulative effect of change in accounting principle	45,366	57,387	(20.9%)	101,129	171,242	(40.9%)
Cumulative effect of change in accounting principle	—	—	—	4,547	—	100.0%

Net income	45,366	57,387	(20.9%)	105,676	171,242	(38.3%)
Dividends attributable to preferred stock	(2,175)	(2,175)	—	(6,525)	(8,569)	(23.9%)

Net income available to common stockholders	$43,191	$55,212	(21.8%)	$99,151	$162,673	(39.0%)

Net income per common share — basic	$0.60	$0.80	(25.0%)	$1.39	$2.40	(42.1%)

Net income per common share — diluted	$0.60	$0.79	(24.1%)	$1.39	$2.35	(40.9%)

(1)	Operations for the periods ended September 30, 2004 include the operations of a community in which the Company holds a variable interest. This community is consolidated as of January 1, 2004 as required by the Financial Accounting Standards Board (FASB) Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51.

(2)	Periods ending September 30, 2003 include the Company’s share of the GAAP gain reported by Falkland Partners, LLC as a result of the sale of Falkland Chase in the amount of $21,816 and the gain recognized by the Company for the wind-up of its investment of $1,632.

(3)	Reflects net income for communities held for sale as of September 30, 2004 and communities sold during the period from January 1, 2003 through September 30, 2004. The following table details income from discontinued operations as of the periods shown:

	Q3	Q3	YTD	YTD
	2004	2003	2004	2003
Rental income	$688	$6,220	$4,418	$28,643
Operating and other expenses	(237)	(2,409)	(1,870)	(11,548)
Interest expense, net	—	(384)	(214)	(1,553)
Minority interest expense	—	—	—	(389)
Depreciation expense	—	(671)	(435)	(3,551)

Income from discontinued operations (5)	$451	$2,756	$1,899	$11,602

(4)	Periods ending September 30, 2004 include gain on sale of land of $1,138.

(5)	NOI for discontinued operations totaled $451 and $2,548 for the three and nine months ended September 30, 2004, respectively, all of which related to assets sold.

Attachment 3

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
Detailed Operating Information
(Dollars in thousands)
(unaudited)

	September 30,	December 31,
	2004 (1)	2003
Real estate	$5,513,163	$5,101,792
Less accumulated depreciation	(816,193)	(682,210)

Net operating real estate	4,696,970	4,419,582
Construction in progress (including land)	201,098	253,158
Real estate assets held for sale, net	—	63,649

Total real estate, net	4,898,068	4,736,389
Cash and cash equivalents	33,577	7,165
Cash in escrow	13,216	11,825
Resident security deposits	24,164	20,891
Other assets (2)	130,937	133,312

Total assets	$5,099,962	$4,909,582

Unsecured senior notes	$1,859,442	$1,835,284
Unsecured facility	200,000	51,100
Notes payable	475,265	422,278
Liabilities related to assets held for sale	—	30,109
Other liabilities	237,593	234,725

Total liabilities	$2,772,300	$2,573,496

Minority interest	22,976	24,752
Stockholders’ equity	2,304,686	2,311,334

Total liabilities and stockholders’ equity	$5,099,962	$4,909,582

(1)	Balances for September 30, 2004 include a community in which the Company holds a variable interest. This community is consolidated as of January 1, 2004 as required by the Financial Accounting Standards Board (FASB) Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51.

(2)	Other assets includes $1,239 relating to discontinued operations as of December 31, 2003.

Attachment 4

AvalonBay Communities, Inc.
Quarterly Revenue and Occupancy Changes — Established Communities (1)
September 30, 2004

	Apartment
	Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s) (3)
		Q3 04	Q3 03	% Change	Q3 04	Q3 03	% Change	Q3 04	Q3 03	% Change
Northeast
Fairfield-New Haven, CT	2,170	$1,529	$1,581	(3.3%)	96.5%	90.8%	5.7%	$9,607	$9,386	2.4%
New York, NY	1,646	1,943	2,010	(3.3%)	96.1%	92.6%	3.5%	9,224	9,207	0.2%
Boston, MA	1,479	1,568	1,637	(4.2%)	95.9%	93.8%	2.1%	6,676	6,817	(2.1%)
Northern New Jersey	1,043	2,138	2,258	(5.3%)	97.3%	90.0%	7.3%	6,509	6,382	2.0%
Long Island, NY	806	2,117	2,107	0.5%	98.3%	97.0%	1.3%	5,031	4,940	1.8%
Central New Jersey	206	1,562	1,597	(2.2%)	96.0%	92.8%	3.2%	927	918	1.0%

Northeast Average	7,350	1,781	1,842	(3.3%)	96.7%	92.5%	4.2%	37,974	37,650	0.9%

Mid-Atlantic
Washington, DC	3,011	1,359	1,351	0.6%	96.3%	94.6%	1.7%	11,819	11,555	2.3%
Baltimore, MD	526	1,120	1,133	(1.1%)	96.8%	96.7%	0.1%	1,712	1,730	(1.0%)

Mid-Atlantic Average	3,537	1,323	1,319	0.3%	96.4%	94.9%	1.5%	13,531	13,285	1.8%

Midwest
Chicago, IL	887	1,072	1,073	(0.1%)	95.9%	91.0%	4.9%	2,735	2,611	4.8%

Midwest Average	887	1,072	1,073	(0.1%)	95.9%	91.0%	4.9%	2,735	2,611	4.8%

Pacific Northwest
Seattle, WA	2,738	1,027	1,034	(0.7%)	95.3%	93.1%	2.2%	8,035	7,914	1.5%

Pacific Northwest Average	2,738	1,027	1,034	(0.7%)	95.3%	93.1%	2.2%	8,035	7,914	1.5%

Northern California
San Jose, CA	4,890	1,378	1,416	(2.7%)	95.5%	95.4%	0.1%	19,318	19,830	(2.6%)
Oakland-East Bay, CA	2,090	1,200	1,230	(2.4%)	95.5%	95.3%	0.2%	7,185	7,349	(2.2%)
San Francisco, CA	1,765	1,516	1,530	(0.9%)	95.5%	94.5%	1.0%	7,666	7,656	0.1%

Northern California Average	8,745	1,364	1,394	(2.2%)	95.5%	95.2%	0.3%	34,169	34,835	(1.9%)

Southern California
Los Angeles, CA	1,638	1,273	1,249	1.9%	95.6%	93.8%	1.8%	5,980	5,769	3.7%
Orange County, CA	1,174	1,225	1,205	1.7%	95.8%	95.6%	0.2%	4,133	4,055	1.9%
San Diego, CA	1,058	1,303	1,290	1.0%	96.8%	96.0%	0.8%	4,002	3,930	1.8%

Southern California Average	3,870	1,266	1,246	1.6%	96.0%	95.0%	1.0%	14,115	13,754	2.6%

Average/Total Established	27,127	$1,414	$1,439	(1.7%)	96.1%	93.9%	2.2%	$110,559	$110,049	0.5%

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2003 such that a comparison of 2003 to 2004 is meaningful. The number of Established Communities was adjusted during the third quarter of 2004 to reflect changes in the Company’s disposition program.
(2)	Reflects the effect of concessions amortized over the lease term.
(3)	With concessions reflected on a cash basis, rental revenue from Established Communities increased 0.8% between years.

Attachment 5

AvalonBay Communities, Inc.
*Sequential Quarterly* Revenue and Occupancy Changes — Established Communities (1)
September 30, 2004

	Apartment
	Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s) (3)
		Q3 04	Q2 04	% Change	Q3 04	Q2 04	% Change	Q3 04	Q2 04	% Change
Northeast
Fairfield-New Haven, CT	2,170	$1,529	$1,561	(2.0%)	96.5%	93.3%	3.2%	$9,607	$9,491	1.2%
New York, NY	1,646	1,943	1,986	(2.2%)	96.1%	94.2%	1.9%	9,224	9,236	(0.1%)
Boston, MA	1,479	1,568	1,568	0.0%	95.9%	96.5%	(0.6%)	6,676	6,714	(0.6%)
Northern New Jersey	1,043	2,138	2,166	(1.3%)	97.3%	94.8%	2.5%	6,509	6,424	1.3%
Long Island, NY	806	2,117	2,115	0.1%	98.3%	97.6%	0.7%	5,031	4,988	0.9%
Central New Jersey	206	1,562	1,582	(1.3%)	96.0%	96.3%	(0.3%)	927	940	(1.4%)

Northeast Average	7,350	1,781	1,803	(1.2%)	96.7%	95.0%	1.7%	37,974	37,793	0.5%

Mid-Atlantic
Washington, DC	3,011	1,359	1,365	(0.4%)	96.3%	95.8%	0.5%	11,819	11,808	0.1%
Baltimore, MD	526	1,120	1,128	(0.7%)	96.8%	96.2%	0.6%	1,712	1,712	0.0%

Mid-Atlantic Average	3,537	1,323	1,330	(0.5%)	96.4%	95.8%	0.6%	13,531	13,520	0.1%

Midwest
Chicago, IL	887	1,072	1,091	(1.7%)	95.9%	92.3%	3.6%	2,735	2,682	2.0%

Midwest Average	887	1,072	1,091	(1.7%)	95.9%	92.3%	3.6%	2,735	2,682	2.0%

Pacific Northwest
Seattle, WA	2,738	1,027	1,019	0.8%	95.3%	94.5%	0.8%	8,035	7,906	1.6%

Pacific Northwest Average	2,738	1,027	1,019	0.8%	95.3%	94.5%	0.8%	8,035	7,906	1.6%

Northern California
San Jose, CA	4,890	1,378	1,375	0.2%	95.5%	95.8%	(0.3%)	19,318	19,329	(0.1%)
Oakland-East Bay, CA	2,090	1,200	1,199	0.1%	95.5%	94.4%	1.1%	7,185	7,100	1.2%
San Francisco, CA	1,765	1,516	1,522	(0.4%)	95.5%	95.6%	(0.1%)	7,666	7,705	(0.5%)

Northern California Average	8,745	1,364	1,362	0.1%	95.5%	95.5%	0.0%	34,169	34,134	0.1%

Southern California
Los Angeles, CA	1,638	1,273	1,271	0.2%	95.6%	94.5%	1.1%	5,980	5,901	1.3%
Orange County, CA	1,174	1,225	1,207	1.5%	95.8%	95.7%	0.1%	4,133	4,067	1.6%
San Diego, CA	1,058	1,303	1,283	1.6%	96.8%	95.0%	1.8%	4,002	3,872	3.4%

Southern California Average	3,870	1,266	1,254	1.0%	96.0%	95.0%	1.0%	14,115	13,840	2.0%

Average/Total Established	27,127	$1,414	$1,419	(0.4%)	96.1%	95.1%	1.0%	$110,559	$109,875	0.6%

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2003 such that a comparison of 2003 to 2004 is meaningful. The number of Established Communities was adjusted during the third quarter of 2004 to reflect changes in the Company’s disposition program.
(2)	Reflects the effect of concessions amortized over the lease term.
(3)	With concessions reflected on a cash basis, rental revenue from Established Communities increased 0.1% between quarters.

Attachment 6

AvalonBay Communities, Inc.
Year-to-Date Revenue and Occupancy Changes — Established Communities (1)
September 30, 2004

	Apartment
	Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's) (3)
		YTD 04	YTD 03	% Change	YTD 04	YTD 03	% Change	YTD 04	YTD 03	% Change
Northeast
Fairfield-New Haven, CT	2,170	$1,554	$1,602	(3.0%)	92.7%	91.2%	1.5%	$28,118	$28,543	(1.5%)
New York, NY	1,646	1,973	2,001	(1.4%)	94.0%	94.0%	0.0%	27,471	27,873	(1.4%)
Boston, MA	1,479	1,576	1,681	(6.2%)	95.8%	91.9%	3.9%	20,103	20,582	(2.3%)
Northern New Jersey	1,043	2,171	2,232	(2.7%)	94.9%	90.4%	4.5%	19,329	18,984	1.8%
Long Island, NY	806	2,127	2,087	1.9%	96.2%	98.1%	(1.9%)	14,841	14,834	0.0%
Central New Jersey	206	1,572	1,598	(1.6%)	95.1%	91.7%	3.4%	2,770	2,720	1.8%

Northeast Average	7,350	1,803	1,850	(2.5%)	94.4%	92.7%	1.7%	112,632	113,536	(0.8%)

Mid-Atlantic
Washington, DC	3,011	1,356	1,352	0.3%	95.8%	93.2%	2.6%	35,189	34,199	2.9%
Baltimore, MD	526	1,124	1,124	0.0%	96.4%	96.1%	0.3%	5,132	5,118	0.3%

Mid-Atlantic Average	3,537	1,322	1,317	0.4%	95.8%	93.6%	2.2%	40,321	39,317	2.6%

Midwest
Chicago, IL	887	1,080	1,088	(0.7%)	93.7%	90.9%	2.8%	8,077	7,908	2.1%

Midwest Average	887	1,080	1,088	(0.7%)	93.7%	90.9%	2.8%	8,077	7,908	2.1%

Pacific Northwest
Seattle, WA	2,738	1,021	1,036	(1.4%)	94.6%	92.3%	2.3%	23,796	23,589	0.9%

Pacific Northwest Average	2,738	1,021	1,036	(1.4%)	94.6%	92.3%	2.3%	23,796	23,589	0.9%

Northern California
San Jose, CA	4,890	1,377	1,459	(5.6%)	95.9%	95.1%	0.8%	58,105	61,062	(4.8%)
Oakland-East Bay, CA	2,090	1,201	1,247	(3.7%)	94.3%	95.5%	(1.2%)	21,304	22,411	(4.9%)
San Francisco, CA	1,765	1,517	1,551	(2.2%)	95.7%	94.5%	1.2%	23,075	23,308	(1.0%)

Northern California Average	8,745	1,363	1,426	(4.4%)	95.5%	95.1%	0.4%	102,484	106,781	(4.0%)

Southern California
Los Angeles, CA	1,638	1,267	1,247	1.6%	95.4%	95.0%	0.4%	17,821	17,472	2.0%
Orange County, CA	1,174	1,213	1,200	1.1%	95.7%	95.5%	0.2%	12,267	12,104	1.3%
San Diego, CA	1,058	1,288	1,280	0.6%	95.6%	95.2%	0.4%	11,726	11,606	1.0%

Southern California Average	3,870	1,257	1,242	1.2%	95.5%	95.2%	0.3%	41,814	41,182	1.5%

Average/Total Established	27,127	$1,418	$1,452	(2.3%)	95.1%	93.8%	1.3%	$329,124	$332,313	(1.0%)

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2003 such that a comparison of 2003 to 2004 is meaningful. The number of Established Communities was adjusted during the third quarter of 2004 to reflect changes in the Company’s disposition program.
(2)	Reflects the effect of concessions amortized over the lease term.
(3)	With concessions reflected on a cash basis, rental revenue from Established Communities declined 0.8% between years.

Attachment 7

AvalonBay Communities, Inc.
Summary of Development and Redevelopment Activity as of September 30, 2004

		Number	Number	Total
		of	of	Capital Cost (1)
		Communities	Homes	(millions)
Portfolio Additions:
2004 Annual Completions	(2)
Development		7	2,135	$363.7
Redevelopment	(3)	1	—	8.3

Total Additions		8	2,135	$372.0

2003 Annual Completions
Development		7	1,959	$372.7
Redevelopment		—	—	—

Total Additions		7	1,959	$372.7

Pipeline Activity:	(2)
Currently Under Construction
Development		13	3,652	$710.8
Redevelopment	(3)	2	—	30.3

Subtotal		15	3,652	$741.1

Planning
Development Rights		44	11,515	$2,498.0

Total Pipeline		59	15,167	$3,239.1

(1)	See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Information represents projections and estimates.

(3)	Represents only cost of redevelopment activity, does not include original acquisition cost or number of apartment homes acquired.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the third quarter of 2004.

Attachment 8

AvalonBay Communities, Inc.
Development Communities as of September 30, 2004

	Percentage		Total	Schedule				Avg			% Occ
	Ownership	# of	Capital					Rent
	Upon	Apt	Cost (1)		Initial		Stabilized	Per	% Comp	% Leased	Physical	Economic
	Completion	Homes	(millions)	Start	Occupancy	Complete	Ops (1)	Home (1)	(2)	(3)	(4) (5)	(1) (6)
							Inclusive of
							Concessions
							See Attachment #13
Under Construction:
1. Avalon at Glen Cove South	100%	256	$65.5	Q3 2002	Q1 2004	Q4 2004	Q1 2005	$2,330	92.2%	88.7%	84.0%	55.8%
Glen Cove, NY
2. Avalon at Traville	100%	520	$71.5	Q4 2002	Q3 2003	Q4 2004	Q1 2005	$1,460	94.8%	92.3%	91.0%	72.8%
North Potomac, MD
3. Avalon Run East II	100%	312	$49.3	Q2 2003	Q2 2004	Q1 2005	Q3 2005	$1,700	36.5%	48.7%	36.5%	20.9%
Lawrenceville, NJ
4. Avalon at Crane Brook	100%	387	$56.2	Q3 2003	Q2 2004	Q2 2005	Q4 2005	$1,480	79.8%	68.5%	59.2%	35.7%
Danvers & Peabody, MA
5. Avalon Milford I	100%	246	$31.8	Q3 2003	Q2 2004	Q4 2004	Q2 2005	$1,380	68.3%	76.4%	63.0%	42.4%
Milford, CT
6. Avalon Chrystie Place I (9)	20%	361	$151.7	Q4 2003	Q3 2005	Q4 2005	Q2 2006	$2,705	N/A	N/A	N/A	N/A
New York, NY
7. Avalon at The Pinehills I	100%	101	$19.9	Q4 2003	Q3 2004	Q4 2004	Q2 2005	$2,165	88.1%	48.5%	32.7%	19.6%
Plymouth, MA
8. Avalon Pines I	100%	298	$48.7	Q4 2003	Q4 2004	Q3 2005	Q1 2006	$1,865	N/A	37.9%	N/A	N/A
Coram, NY
9. Avalon Orange	100%	168	$22.4	Q1 2004	Q1 2005	Q3 2005	Q1 2006	$1,555	N/A	1.8%	N/A	N/A
Orange, CT
10. Avalon Danbury	100%	234	$35.6	Q1 2004	Q2 2005	Q4 2005	Q2 2006	$1,675	N/A	N/A	N/A	N/A
Danbury, CT
11. Avalon Del Rey (10)	30%	309	$70.0	Q2 2004	Q2 2005	Q4 2005	Q2 2006	$1,790	N/A	N/A	N/A	N/A
Los Angeles, CA
12. Avalon at Juanita Village (11)	—	211	$45.5	Q2 2004	Q3 2005	Q4 2005	Q2 2006	$1,615	N/A	N/A	N/A	N/A
Kirkland, WA
13. Avalon Camarillo	100%	249	$42.7	Q2 2004	Q3 2005	Q1 2006	Q3 2006	$1,630	N/A	N/A	N/A	N/A
Camarillo, CA

Subtotal/Weighted Average		3,652	$710.8					$1,780

Completed this Quarter:
1. Avalon at Grosvenor Station (7) (8)	99%	497	$79.0	Q1 2002	Q3 2003	Q3 2004	Q1 2005	$1,520	100.0%	96.4%	95.0%	84.9%
North Bethesda, MD

Subtotal/Weighted Average		497	$79.0

Total/Weighted Average		4,149	$789.8					$1,750

Weighted Average Projected NOI as a % of Total Capital Cost (1) (12)			8.1%	Inclusive of Concessions — See Attachment #13

(1)	See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Includes apartment homes for which construction has been completed and accepted by management as of October 15, 2004.

(3)	Includes apartment homes for which leases have been executed or non-refundable deposits have been paid as of October 15, 2004.

(4)	Physical occupancy based on apartment homes occupied as of October 15, 2004.

(5)	Q3 2004 Net Operating Income/(Deficit) for communities under construction and communities completed during this quarter was $3.1 million. This excludes Net Operating Income for previously non-stabilized completions, all of which achieved Stabilized Operations for the entire current quarter. See Attachment #13.

(6)	Represents Economic Occupancy for the third quarter of 2004.

(7)	The community is owned by a DownREIT partnership in which a wholly-owned subsidiary of the Company is the general partner with a majority interest. This community is consolidated for financial reporting purposes.

(8)	For purposes of calculating Projected NOI as a % of Total Capital Cost for this community and its related impact on the Weighted Average calculation, the Company has included in Total Capital Cost $1.9 million, the present value of a projected residual land payment that is a priority distribution upon a sale or refinancing transaction in the future.

(9)	The community is financed under a joint venture structure with third-party financing, in which the community is owned by a limited liability company managed by a wholly-owned subsidiary of the Company. The Company’s portion of the Total Capital Cost of this joint venture is projected to be $30.3 million including community-based tax-exempt debt.

(10)	The community is currently owned by a wholly-owned subsidiary of the Company, will be financed, in part or in whole, by a construction loan, and is subject to a joint venture agreement that allows for a joint venture partner to be admitted upon construction completion.

(11)	The community is being developed by a wholly-owned, taxable REIT subsidiary of the Company, and is subject to a venture agreement that provides for the transfer of 100% of the ownership interests upon completion.

(12)	The Weighted Average calculation is based on the Company’s pro rata share of the Total Capital Cost for each community.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the third quarter of 2004.

Attachment 9

AvalonBay Communities, Inc.
Redevelopment Communities (1) as of September 30, 2004

		Cost (millions)		Schedule				Avg	Number of Homes
	# of	Pre-	Total					Rent		Out of
	Apt	Redevelopment	Capital				Restabilized	Per	Completed	Service
	Homes	Capital Cost	Cost (2)(3)	Acquisition	Start	Complete	Ops (3)	Home (3)	to date	@ 9/30/04
							Inclusive of
							Concessions
							See Attachment #13
Under Redevelopment:
1. Avalon at Prudential Center (4)	781	$133.9	$160.0	Q3 1998	Q4 2000	Q2 2006	Q4 2006	$2,630	506	39
Boston, MA
2. Avalon Towers	109	$17.3	$21.5	Q3 1995	Q3 2004	Q3 2005	Q3 2005	$3,335	—	—
Long Beach, NY

Total/Weighted Average	890	$151.2	$181.5					$2,715	506	39

Weighted Average Projected NOI as a % of Total Capital Cost (3)			9.3%	Inclusive of Concessions — See Attachment #13

(1)	Redevelopment Communities are communities for which redevelopment costs are expected to exceed 10% of the original acquisition cost or $5.0 million.

(2)	Inclusive of acquisition cost.

(3)	See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)	In Q2 2003, the scope of this redevelopment was changed to include a roof replacement and other apartment renovations, increasing the redevelopment budget to $22.2 million from $20.6 million. In Q4 2003, the scope of this redevelopment was extended to include renovations on all remaining apartments, increasing the redevelopment budget to $26.1 million.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the third quarter of 2004.

Attachment 10

AvalonBay Communities, Inc.
Summary of Development and Redevelopment Community Activity (1) as of September 30, 2004

DEVELOPMENT (2)

	Apt Homes	Total Capital	Cost of Homes		Construction in
	Completed &	Cost Invested	Completed &	Remaining to	Progress at
	Occupied	During Period (3)	Occupied (4)	Invest (5)	Period End (6)
Total - 2002 Actual	2,479	$417,564,422	$469,270,539	$254,198,266	$295,107,369

2003 Actual :
Quarter 1	343	$47,610,401	$66,767,096	$205,448,920	$304,444,246
Quarter 2	380	96,480,917	75,410,129	307,768,115	270,813,025
Quarter 3	633	78,516,195	120,057,691	304,758,336	266,114,151
Quarter 4	425	81,862,958	73,129,401	325,139,145	240,137,497

Total - 2003 Actual	1,781	$304,470,471	$335,364,317

2004:
Quarter 1 (Actual)	345	$69,258,020	$61,978,159	$366,959,227	$265,153,787
Quarter 2 (Actual)	771	111,145,634	130,021,954	254,299,634	296,508,756
Quarter 3 (Actual)	655	53,934,546	108,786,193	332,143,584	264,259,419
Quarter 4 (Projected)	392	112,723,641	63,349,877	219,419,943	287,328,777

Total - 2004 Projected	2,163	$347,061,841	$364,136,183

REDEVELOPMENT

		Total Capital			Reconstruction in
	Avg Homes	Cost Invested		Remaining to	Progress at
	Out of Service	During Period (3)	Cost of Homes	Invest (5)	Period End (6)
Total - 2002 Actual		$10,612,174		$7,655,832	$17,317,952

2003 Actual :
Quarter 1	68	$1,798,678		$5,857,154	$10,541,752
Quarter 2	75	1,535,351		5,738,979	15,074,513
Quarter 3	83	3,055,001		3,179,103	16,888,849
Quarter 4	52	1,619,936		5,660,027	13,045,931

Total - 2003 Actual		$8,008,966

2004:
Quarter 1 (Actual)	30	$676,563		$4,362,256	$28,533
Quarter 2 (Actual)	31	887,369		7,444,068	—
Quarter 3 (Actual)	38	496,577		7,132,039	865,315
Quarter 4 (Projected)	40	1,888,981		5,243,058	865,315

Total - 2004 Projected		$3,949,490

(1)	Data is presented for all communities currently under construction or reconstruction and those communities for which construction or reconstruction is expected to begin within the next 90 days.

(2)	Projected periods include data for consolidated joint ventures at 100%. The offset for joint venture partners’ participation is reflected as minority interest.

(3)	Represents Total Capital Cost incurred or expected to be incurred during the quarter, year or in total. See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)	Represents Total Capital Cost incurred in all quarters of apartment homes completed and occupied during the quarter. Calculated by dividing Total Capital Cost for each Development Community by number of homes for the community, multiplied by the number of homes completed and occupied during the quarter.

(5)	Represents projected Total Capital Cost remaining to invest on communities currently under construction or reconstruction and those for which construction or reconstruction is expected to begin within the next 90 days. Remaining to invest for Q3 2004 includes $131.3 million attributed to three anticipated Q4 2004 development starts and $19.0 million attributed to Avalon Chrystie Place I. The Company’s portion of the Total Capital Cost of this joint venture is projected to be $30.3 million including community-based tax-exempt debt.

(6)	Represents period end balance of construction or reconstruction costs. Amount for Q3 2004 includes $64.0 million related to an unconsolidated joint venture and is reflected in other assets for financial reporting purposes.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the third quarter of 2004.

Attachment 11

AvalonBay Communities, Inc.
Future Development as of September 30, 2004

DEVELOPMENT RIGHTS

		Estimated	Total
		Number	Capital Cost (1)
Location of Development Right		of Homes	(millions)
1. Lyndhurst, NJ	(2)	316	$69
2. Bedford, MA	(2)	139	24
3. Los Angeles, CA	(2)	123	40
4. San Francisco, CA		313	124
5. Newton, MA		204	56
6. Glen Cove, NY	(2)	111	32
7. Long Island City, NY Phase II and III		613	176
8. Rockville, MD Phase II		196	28
9. Hingham, MA		236	44
10. Quincy, MA	(2)	148	24
11. New Rochelle, NY Phase II and III		588	156
12. Norwalk, CT		312	63
13. New York, NY Phase II and III	(2)	308	134
14. Shrewsbury, MA		264	40
15. Stratford, CT		146	23
16. Bellevue, WA		368	71
17. Danvers, MA		428	80
18. Coram, NY Phase II	(2)	152	26
19. Dublin, CA Phase I		305	72
20. Wilton, CT		100	24
21. Encino, CA	(2)	131	46
22. Plymouth, MA Phase II		69	13
23. Lexington, MA		387	76
24. Andover, MA		115	21
25. Greenburgh, NY Phase II		766	120
26. West Haven, CT		170	23
27. Dublin, CA Phase II		200	52
28. Seattle, WA	(2)	194	54
29. Canoga Park, CA		200	47
30. Sharon, MA		156	26
31. Oyster Bay, NY		273	69
32. Union City, CA Phase I		230	58
33. Yaphank, NY		254	43
34. College Park, MD		320	44
35. Irvine, CA		290	63
36. Gaithersburg, MD		254	41
37. Cohasset, MA		200	38
38. Dublin, CA Phase III		205	53
39. Milford, CT	(2)	284	45
40. Shelton, CT		302	49
41. Wheaton, MD	(2)	320	56
42. Union City, CA Phase II		209	54
43. Camarillo, CA		376	55
44. Rockville, MD	(2)	240	46

Total		11,515	$2,498

(1)	See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Company owns land, but construction has not yet begun.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the third quarter of 2004.

Attachment 12

AvalonBay Communities, Inc.
Summary of Disposition Activity as of September 30, 2004
(Dollars in thousands)

	Weighted			Accumulated		Weighted Average	Weighted
Number of	Average	Gross Sales		Depreciation	Economic	Initial Year	Average
Communities Sold	Holding Period	Price	GAAP Gain	and Other	Gain (1)	Mkt. Cap Rate (1)	Unleveraged IRR (1)
1998:
9 Communities		$170,312	$25,270	$23,438	$1,832	7.5%	11.8%

1999:
16 Communities		$317,712	$47,093	$27,150	$19,943	8.3%	10.0%

2000:
8 Communities		$160,085	$40,779	$6,262	$34,517	7.9%	21.3%

2001:
7 Communities		$241,130	$62,852	$21,623	$41,229	8.0%	14.0%

2002:
1 Community		$80,100	$48,893	$7,462	$41,431	6.4%	22.1%

2003:
12 Communities (2)		$453,900	$183,204	$52,613	$130,591	6.3%	15.0%

YTD 2004:
3 Communities (3)		$99,600	$33,999	$13,594	$20,405	5.4%	12.6%

1998 - 2004 Total	5.0	$1,522,839	$442,090	$152,142	$289,948	7.2%	14.3%

(1)	See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	2003 GAAP gain, for purposes of this attachment, includes $23,448 related to the sale of a community in which the Company held a 50% membership interest and excludes $1,234 related to the sale of a land parcel.

(3)	2004 GAAP gain, for purposes of this attachment, excludes $1,138 related to the sale of a land parcel.

Attachment 13

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2004	2003	2004	2003
Net income	$45,366	$57,387	$105,676	$171,242
Dividends attributable to preferred stock	(2,175)	(2,175)	(6,525)	(8,569)
Depreciation — real estate assets, including discontinued operations and joint venture adjustments	41,152	14,237	118,704	89,306
Minority interest, including discontinued operations	882	285	2,121	1,047
Cumulative effect of change in accounting principle	—	—	(4,547)	—
Gain on sale of operating communities	(21,624)	(13,575)	(33,999)	(82,158)

FFO attributable to common stockholders	$63,601	$56,159	$181,430	$170,868

Average shares outstanding — diluted	73,583,724	70,531,920	73,074,108	69,524,228
EPS — diluted	$0.60	$0.79	$1.39	$2.35

FFO per common share — diluted	$0.86	$0.80	$2.48	$2.46

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a consistent basis as historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income of projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the fourth quarter and full year 2004 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range
Projected EPS (diluted) — Q4 04	$0.67	$0.70
Projected depreciation (real estate related)	0.53	0.56
Projected gain on sale of operating communities	(0.35)	(0.38)

Projected FFO per share (diluted) — Q4 04	$0.85	$0.88

Projected EPS (diluted) — Full Year 2004	$2.06	$2.09
Projected depreciation (real estate related)	2.15	2.18
Projected gain on sale of operating communities	(0.82)	(0.85)
Cumulative effect of change in accounting principle	(0.06)	(0.06)

Projected FFO per share (diluted) — Full Year 2004	$3.33	$3.36

Attachment 13 (continued)

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2004, Established Communities are communities that have Stabilized Operations as of January 1, 2003 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year. During the third quarter of 2004, the Company changed the classification of certain communities to reflect changes in the Company’s disposition program. All amounts for Established Communities have been adjusted from amounts previously reported to reflect this new classification.

NOI is defined by the Company as total revenue less direct property operating expenses (including property taxes), and excludes corporate-level property management and other indirect operating expenses, interest income and expense, general and administrative expense, joint venture income, minority interest and venture partner interest in profit-sharing, depreciation expense, gain on sale of real estate assets, impairment losses, cumulative effect of change in accounting principle and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q3	Q3	Q2	YTD	YTD
	2004	2003	2004	2004	2003
Net income	$45,366	$57,387	$35,034	$105,676	$171,242
Property management and other indirect operating expenses	8,076	7,577	9,248	25,480	22,630
Interest income	(42)	(852)	(36)	(99)	(2,634)
Interest expense	33,240	33,272	32,482	98,006	101,313
General and administrative expense	3,729	3,382	4,071	11,771	10,636
Joint venture income, minority interest and venture partner interest in profit-sharing	510	(23,266)	496	999	(23,170)
Depreciation expense	42,451	37,325	40,018	121,886	110,906
Cumulative effect of change in accounting principle	—	—	—	(4,547)	—
Gain on sale of real estate assets	(22,762)	(13,575)	(12,375)	(35,137)	(82,158)
Income from discontinued operations	(451)	(2,756)	(474)	(1,899)	(11,602)

NOI from continuing operations	$110,117	$98,494	$108,464	$322,136	$297,163

Established:
Northeast	$24,683	$24,476	$25,820	$74,458	$75,779
Mid-Atlantic	9,505	9,278	9,507	28,335	27,572
Midwest	1,579	1,386	1,547	4,699	4,329
Pacific NW	4,990	4,790	4,924	14,891	14,617
No. California	23,403	24,024	23,821	71,188	76,040
So. California	9,804	9,580	9,799	29,454	29,048

Total Established	73,964	73,534	75,418	223,025	227,385

Other Stabilized	20,857	16,901	19,788	60,189	45,923
Development/Redevelopment	15,197	7,880	13,117	38,509	23,219
Non-Allocated	99	179	141	413	636

NOI from continuing operations	$110,117	$98,494	$108,464	$322,136	$297,163

Attachment 13 (continued)

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold or held for sale as of September 30, 2004). A reconciliation of NOI from communities sold or held for sale to net income for these communities for the third quarter and year-to-date 2004 is as follows (dollars in thousands):

	Q3	YTD
	2004	2004
NOI from assets held for sale	$—	$—
NOI from assets sold	451	2,548

NOI from discontinued operations	$451	$2,548

Income from discontinued operations	$451	$1,899
Interest expense, net	—	214
Depreciation expense	—	435

NOI from discontinued operations	$451	$2,548

Projected NOI, as used within this release for certain Development and Redevelopment Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release, of projected stabilized rental revenue minus projected stabilized operating expenses. For Development and Redevelopment Communities, Projected NOI is calculated based on the first year of Stabilized Operations, as defined below, following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential (based on leased rents for occupied homes and Market Rents, as defined below, for vacant homes) minus projected economic vacancy and adjusted for concessions. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

In this release the Company has not given a projection of NOI on a company-wide basis. Management believes that Projected NOI of the development and redevelopment communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the Development and Redevelopment Communities (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense) when they are complete and achieve stabilized occupancy. Given the different dates and fiscal years at which stabilization is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development or redevelopment is complex, impractical to develop, and of uncertain meaningfulness. Projected NOI of these communities is not a projection of the Company’s financial performance or cash flow. There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI used in the calculation of weighted average Projected NOI to Total Capital Cost.

Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data. Trends in market rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Attachment 13 (continued)

Rental revenue (with concessions on a cash basis) is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP in helping investors to evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions, which is an indicator of current rental market conditions. A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q3	Q3	Q2	YTD	YTD
	2004	2003	2004	2004	2003
Rental revenue (GAAP basis)	$110,559	$110,049	$109,875	$329,124	$332,313
Concessions amortized	4,289	3,345	4,033	12,093	8,912
Concessions granted	(5,252)	(4,634)	(4,416)	(13,020)	(10,357)

Rental revenue (with concessions on a cash basis)	$109,596	$108,760	$109,492	$328,197	$330,868

% change — GAAP revenue		0.5%	0.6%		(1.0%)
% change — cash revenue		0.8%	0.1%		(0.8%)

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain to gain on sale in accordance with GAAP is presented on Attachment 12.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months following the date of the buyer’s valuation, less estimates for non-routine allowance of approximately $225 — $300 per apartment home, divided by the gross sales price for the community. For this purpose, management’s projection of stabilized operating expenses for the community includes a management fee of approximately 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for the property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses, including capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.

Attachment 13 (continued)

Leverage is calculated by the Company as total debt as a percentage of Total Market Capitalization. Total Market Capitalization represents the aggregate of the market value of the Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock), the liquidation preference of the Company’s preferred stock and the outstanding principal balance of the Company’s debt. Management believes that Leverage can be one useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the company’s common stock trades. Changes in Leverage also can influence changes in per share results. A calculation of Leverage as of September 30, 2004 is as follows (dollars in thousands):

Total debt	$2,535,265

Common stock	4,343,368
Preferred stock	100,000
Operating partnership units	33,754
Total debt	2,535,265

Total market capitalization	7,012,387

Debt as % of capitalization	36.2%

Because Leverage changes with fluctuations in the Company’s stock price, which occurs regularly, the Company’s Leverage may change even when the Company’s earnings, interest and debt levels remain stable. Investors should also note that the net value of the Company’s assets in liquidation is not easily determinable and may differ substantially from the Company’s Total Market Capitalization.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, Unencumbered NOI is a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the nine months ended September 30, 2004 is as follows (dollars in thousands):

NOI for Established Communities	$223,025
NOI for Other Stabilized Communities	60,189
NOI for Development/Redevelopment Communities	38,509
NOI for discontinued operations	2,548

Total NOI generated by real estate assets	324,271
NOI on encumbered assets	60,708

NOI on unencumbered assets	263,563

Unencumbered NOI	81.3%

Interest Coverage is calculated by the Company as EBITDA from continuing operations divided by the sum of interest expense and preferred dividends net of interest income. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our liquidity to that of other companies. EBITDA is defined by the Company as net income before interest income and expense, income taxes, depreciation and amortization. Under this definition, which complies with the rules and regulations of the Securities and Exchange Commission, EBITDA includes gains on sale of assets and gain on sale of partnership interests.

Attachment 13 (continued)

A reconciliation of EBITDA and a calculation of Interest Coverage for the third quarter of 2004 are as follows (dollars in thousands):

Net income	$45,366
Interest income	(42)
Interest expense	33,240
Depreciation expense	42,451

EBITDA	$121,015

EBITDA from continuing operations	$97,802
EBITDA from discontinued operations	23,213

EBITDA	$121,015

EBITDA from continuing operations	$97,802
Interest expense	33,240
Interest income	(42)
Dividends attributable to preferred stock	2,175

Interest charges	35,373

Interest coverage	2.8

In the calculations of EBITDA above, EBITDA from discontinued operations includes $22,762 in gain on sale of communities.

Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.

Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Average Rent per Home, as calculated for certain Development and Redevelopment Communities in lease-up, reflects (i) actual average leased rents for those apartments leased through the end of the quarter net of estimated stabilized concessions, (ii) estimated market rents net of comparable concessions for all unleased apartments and (iii) includes actual and estimated other rental revenue. For Development and Redevelopment Communities not yet in lease-up, Average Rent per Home reflects management’s projected rents, including concessions equal to one-half month rent.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for net income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of the community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR is weighted based on the gross sales price of each community.